State of Delaware Secretary of State Division of Corporations File 09:00 AM 01/13/1999 020022418 - 3480502

CERTIFICATE OF INCORPORATION
OF
HANCOCKFABRICS.COM, INC.

*****
1.	The name of the corporation is "hancockfabrics.com, Inc."

2.
The address of its registered office in the State of Delaware is 103 Foulk Road, Suite 200, Wilmington, DE, 19803. The name of the registered agent at such address is Entity Service Group, LLC, #9272016.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which this corporation is authorized to issue is: 1,000 shares of common stock, each with a par value of one cent ($.01) per share.

5.	The name and mailing address of the sole incorporator is:

Andrew T. Panaccione
103 Foulk Road Suite 200
Wilmington, DE 19803

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS

Paul Ely	P.O. Box 2400, Tupelo, MS 38803
Linwood Landreth	P.O. Box 2400, Tupelo, MS 38803
Ryan Bramlett	P.O. Box 2400, Tupelo, MS 38803

6.	The corporation is to have perpetual existence.

7.
The corporation reserves the right to alter, amend, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation

8.
A director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty except for liability, (i) for any breach of director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

9.	The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifyin that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of January, 2002.

/s/ Andrew T. Panaccione
Andrew T. Panaccione
Sole Incorporator